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                                                    												EXHIBIT 11
                     FEDERAL PAPER BOARD COMPANY, INC.
                  COMPUTATION OF EARNINGS PER COMMON SHARE
                               (Unaudited)



                             											 		     For the Twelve Weeks Ended
                                   									     March 26,	      March 27,
In thousands, except per share amounts				  	      1994	           1993
Assuming No Dilution:
Net Income    	 			                            	 	$ 3,100			     	$ 9,100
(Deduct) Dividends on Convertible
    Preferred Stock					                           (1,525)			   	  (1,526)
Net Income Available to Common Shares				       		$ 1,575     				$ 7,574

Actual Weighted Average Number of Common
  Shares Outstanding     		                	 				  42,174          41,958

Earnings Per Common Share Assuming No Dilution				$   .04				     $   .18

Assuming Full Dilution:
Net Income                                  						$ 3,100				     $ 9,100
(Deduct) Dividends on Convertible
   Preferred Stock				                             (1,509)				     (1,509)
Net Income Applicable to Common Shares, Common
  Equivalent Shares and Dilutive Securities			 	 	$ 1,591	    		 	$ 7,591


Shares:
  Adjusted Weighted Average Number of Common
     Shares Outstanding   	                	 					 42,175	    		  41,959
  Dilutive Common Equivalent Shares Issuable
     Under Stock Option Plans							                  485	 	  	      264
  Common Shares Issuable Upon Conversion of
     $1.20 Convertible Preferred Stock				  	 	       288	           304	          	  Common Shares Issuable Assuming Conversion
 	Common Shares Issuable Assuming Conversion of
     $2.875 Convertible Preferred Stock						          (a)			         (a)
  Weighted Average Number of Common and Diluted
    Common Equivalent Shares and Dilutive
    Securities                                     42,948   	 		  42,527
  Earnings Per Common Share Assuming Full
   Dilution, As Reported							                	 	$   .04  	  			$   .18














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                                      				               							EXHIBIT 11
                                                   												(Continued)
                       FEDERAL PAPER BOARD COMPANY, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (Unaudited)


                                     	          For the Twelve Weeks Ended
                              								           March 26,		     March 27,
In thousands, except per share amounts		           1994            1993

Primary Earnings Per Share (b):

Shares:
  Weighted Average Number of Common Shares
   Outstanding			                                   42,174		      41,958
  Dilutive Common Equivalent Shares Issuable
      Under Stock Option Plans 						           	      485		         237
  Weighted Average Number of Common and Dilutive
      Common Equivalent Shares						                42,659		      42,195

Primary Earnings Per Common Share Assuming
   No Dilution from Common Equivalent Shares				   $   .04		     $   .18



(a)	Antidilutive Issue.

(b)	The calculation of primary earnings per share is presented
in accordance with Securities Exchange Act of 1934 Release
No. 9083 although not required by footnote 3 paragraph 14 of APB
Opinion No. 15 because it results in dilution of less than 3%.
Earnings applicable to common shares are the same as in the calculation assuming no dilution.
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